Exhibit 99.2
KFORCE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenue	$1,418,353	$98,214	(a)	$1,320,139
Direct costs	999,745	75,926	(a)	923,819
Gross profit	418,608	22,288		396,320
Selling, general and administrative expenses	329,126	15,661	(a)	313,465
Depreciation and amortization	7,831	724	(a)	7,107
Income from operations	81,651	5,903		75,748
Other expense, net	4,498	(13)	(a)	4,511
Income before income taxes	77,153	5,916		71,237
Income tax expense	19,173	1,551	(b)	17,622
Net income	$57,980	$4,365		$53,615
Earnings per share – basic	$2.34			$2.17
Earnings per share – diluted	$2.30			$2.12
Weighted average shares outstanding – basic	24,738			24,738
Weighted average shares outstanding – diluted	25,251			25,251
See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

KFORCE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenue	$1,357,940	$92,241	(a)	$1,265,699
Direct costs	949,884	67,391	(a)	882,493
Gross profit	408,056	24,850		383,206
Selling, general and administrative expenses	331,172	16,444	(a)	314,728
Depreciation and amortization	8,255	779	(a)	7,476
Income from operations	68,629	7,627		61,002
Other expense, net	4,535	(1)	(a)	4,536
Income before income taxes	64,094	7,628		56,466
Income tax expense	30,809	4,545	(b)	26,264
Net income	$33,285	$3,083		$30,202
Earnings per share – basic	$1.32			$1.20
Earnings per share – diluted	$1.30			$1.18
Weighted average shares outstanding – basic	25,222			25,222
Weighted average shares outstanding – diluted	25,586			25,586
See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

KFORCE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenue	$1,319,706	$82,427	(a)	$1,237,279
Direct costs	911,207	60,765	(a)	850,442
Gross profit	408,499	21,662		386,837
Selling, general and administrative expenses	340,742	15,773	(a)	324,969
Depreciation and amortization	8,701	729	(a)	7,972
Income from operations	59,056	5,160		53,896
Other expense, net	3,101	(10)	(a)	3,111
Income before income taxes	55,955	5,170		50,785
Income tax expense	23,182	1,932	(b)	21,250
Net income	$32,773	$3,238		$29,535
Earnings per share – basic	$1.26			$1.13
Earnings per share – diluted	$1.25			$1.12
Weighted average shares outstanding – basic	26,099			26,099
Weighted average shares outstanding – diluted	26,274			26,274
See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

KFORCE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2018
(IN THOUSANDS)

	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$112	$106,416	(c)	$106,528
Trade receivables, net of allowance of $2,800	234,895	(19,396)	(d)	215,499
Income tax refund receivable	319	—		319
Prepaid expenses and other current assets	13,136	(732)	(d)	12,404
Total current assets	248,462	86,288		334,750
Fixed assets, net	35,818	(477)	(d)	35,341
Other assets, net	36,957	(2,678)	(d)	34,279
Deferred tax assets, net	9,751	(3,361)	(d)	6,390
Intangible assets, net	2,952	(2,814)	(d)	138
Goodwill	45,968	(18,973)	(e)	26,995
Total assets	$379,908	$57,985		$437,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$38,606	$(4,264)	(d)	$34,342
Accrued payroll costs	45,262	(5,660)	(d)	39,602
Other current liabilities	1,632	(16)	(d)	1,616
Income taxes payable	4,858	—		4,858
Total current liabilities	90,358	(9,940)		80,418
Long-term debt – credit facility	71,800	—		71,800
Long-term debt – other	1,359	—		1,359
Other long-term liabilities	48,060	(3,520)	(d)	44,540
Total liabilities	211,577	(13,460)		198,117
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par; 15,000 shares authorized, none issued and outstanding	—	—		—
Common stock, $0.01 par; 250,000 shares authorized, 71,856 issued and outstanding	719	—		719
Additional paid-in capital	447,337	1,095	(f)	448,432
Accumulated other comprehensive income	1,296	—		1296
Retained earnings	237,308	70,350	(f)	307,658
Treasury stock, at cost; 45,822 shares	(518,329)	—		(518,329)
Total stockholders’ equity	168,331	71,445		239,776
Total liabilities and stockholders’ equity	$379,908	$57,985		$437,893
See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

KFORCE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)	Pro forma adjustments reflect the elimination of the revenues and costs of Kforce Government Holdings, Inc. ("KGH"), including its wholly-owned subsidiary, Kforce Government Solutions, Inc. ("KGS") for the respective period. These adjustments include certain reasonable allocations of costs incurred by Kforce Inc. and its subsidiaries that are necessary for and associated with the revenue-producing activities of KGH and KGS. These adjustments do not reflect any general corporate overhead costs.
(b)
This adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in the U.S. and permanent differences attributable to KGH and KGS for the periods presented.

(c)	This adjustment reflects the receipt of proceeds of $115.0 million, less approximately $8.6 million of transaction costs including legal, advisory and other professional fees and transaction bonuses.
(d)	These adjustment reflects the elimination of assets and liabilities attributable to the disposition.
(e)	This adjustment reflects the elimination of the amount of goodwill allocated to KGH and KGS.
(f)	These adjustments reflect the estimated net gain on sale of approximately $70.4 million and $1.1 million of accelerated stock-based compensation expense triggered by a change in control of KGS as of April 1, 2019. These amounts have not been reflected in the unaudited pro forma condensed consolidated statements of operations as these charges are attributable to the sale and are nonrecurring in nature. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Stock Purchase Agreement.